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                                                                     Exhibit 3.4

                CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
                                AND PRIVILEGES OF
                           SERIES B PREFERRED STOCK OF
                                  PEOPLEPC INC.

      The undersigned, Nick Grouf, do hereby certify:

1. That he is the duly elected and acting President of PeoplePC Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL").

2. That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by its Amended and Restated Certificate of Incorporation (the "Certificate") and pursuant to the provisions of Section 151 of the DGCL, a special committee of the Board of Directors, at a duly called meeting held on December 13, 2001, adopted the following resolution creating a series of 6,400,000 shares of Preferred Stock having a par value of $0.0001 per share, designated as Series B Preferred Stock (the "Series B Preferred Stock"):

      RESOLVED, that pursuant to the authority vested in the Board of Directors by Section Fourth of the Certificate, and Section 151(g) of the DGCL, the special committee of the Board of Directors does hereby create, from the authorized shares of Preferred Stock of the Corporation, par value $0.0001 per share (the "Preferred Stock"), a series of Preferred Stock and does hereby fix and herein state and express the designations, voting powers, preferences and relative, participating and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

      1. Designation and Amount. The shares of such series shall be designated as "Series B Preferred Stock", and the number of shares constituting such series shall be 6,400,000.

      2. Liquidation Preference.

            (a) Preferred Preference. The holders of the Series B Preferred Stock shall be entitled to receive upon a Liquidation Event (as defined below) prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations or splits occurring after the date of filing of this Certificate of Designation). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Original Issue Price, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock. After the distributions described in the first two sentences of this Section 2(a) have been paid in full, all of the assets of the Corporation available for distribution shall be distributed among the holders of Common Stock and the Series B Preferred Stock in proportion to the number of shares of

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Common Stock then held by them, assuming the conversion of the outstanding shares of Series B Preferred Stock (assuming Stockholder Approval were obtained at such time).

      (b)   Definitions.

            (i)   "Liquidation Event" shall mean:

                        (1) any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, and

                        (2) any of the following: (A) the Corporation's sale, conveyance or other disposition of all or substantially all of its assets, (B) the acquisition of the Corporation by another entity by means of merger, consolidation or any other transaction resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, unless the stockholders of the Corporation immediately prior to the consummation of such transaction hold at least 50% of the voting power of the surviving Corporation in such a transaction, (C) the consummation by the Corporation of any transaction or series of related transactions, including the issuance or sale of voting securities, if the stockholders of the Corporation immediately prior to such transaction (or, in the case of a series of transactions, the first of such transactions) hold less than 50% of the voting power of the Corporation immediately after the consummation of such transaction (or, in the case of a series of transactions, the last of such transactions); or (D) a merger or consolidation of PeoplePC Europe N.V., a Dutch Company, or any wholly-owned significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission) of the Company unless, immediately after the effectiveness thereof, the Corporation or one of its wholly-owned subsidiaries owns all of the outstanding capital stock of the surviving Corporation (subclauses (A) through (D) collectively, a "Change in Control").

                  (ii) "Stockholder Approval" shall mean the approval by holders of at least a majority of the votes cast, in person or by proxy, at any meeting of the stockholders of the Corporation, of the issuance of the number of shares of Common Stock issuable upon the conversion of the Series B Preferred Stock.

                  (iii) "Original Issue Price" shall mean $5.00 per share, as adjusted for any stock dividends, combinations or splits occurring after the date of filing of this Certificate of Designation.

      3. Non-Voting Stock. The Series B Preferred Stock shall be non-voting stock, except as specifically provided herein and as required by law.

      4. Conversion.

            (a) Automatic Conversion. Each share of Series B Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Rate (as defined below) immediately following the Stockholder Approval.


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            (b) Conversion Rate. The "Conversion Rate" shall initially be 100 shares of Common Stock for each share of Series B Preferred Stock, corresponding to an initial conversion price equal to $0.05 for each share of Series B Preferred Stock, subject to adjustment pursuant to Section 4(e). Upon any adjustment to the Conversion Rate pursuant to Section 4(e), the conversion price shall be adjusted to equal the product of (i) $0.05 and (ii) the quotient equal to (A) 100 divided by (B) the Conversion Rate, after giving effect to such adjustment thereto (the conversion price, as adjusted from time to time, the "Conversion Price").

            (c) Mechanics of Conversion. As soon as practicable following an automatic conversion pursuant to Section 4(a), each holder of Series B Preferred Stock shall surrender the certificate(s) therefor at the office of the Corporation or of any transfer agent for the Series B Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately following the Stockholder Approval referred to in Section 2(b) hereof and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (d) Fractional Shares. In lieu of any fractional shares to which the holder of Series B Preferred Stock would otherwise be entitled, the Corporation
(i) may pay cash equal to such fraction multiplied by the fair market value of one share of Series B Preferred Stock as determined in good faith by the Board of Directors or (ii) may round fractional shares up to the next whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock held by each holder to be converted at such time into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (e) Adjustment of Conversion Rate. The Conversion Rate shall be subject to adjustment from time to time as follows:

                  (i) Adjustment for Stock Dividend, Subdivision or Split-up. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock without a corresponding adjustment to the Series B Preferred Stock or Conversion Rate, then, on the date such payment is made or such change is effective, the Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of any shares of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                  (ii) Adjustment for Combination. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock without a corresponding adjustment to the Series B Preferred Stock or the Conversion Rate, then, on the effective date of such combination, the Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of any


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shares of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (iii) Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization as provided for elsewhere in this Section 4(e)), in any such event the Series B Preferred Stock shall be automatically converted, pursuant to
Section 4(a) (assuming for such purpose of applying Section 4(a) that Stockholder Approval had been obtained on the effective date of such recapitalization, reclassification or other change), into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock would have been converted immediately prior to such recapitalization, reclassification or change if Stockholder Approval had been obtained at such time, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (iv) Adjustment for Reorganizations, Mergers, Consolidations or Sales of Assets. If there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares as provided for elsewhere in this Section 4(e)), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter by entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(e) with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of the Section 4 (including adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  (v) Adjustment for Sale of Shares Below Series B Preferred Stock Conversion Price.

                        (1) If the Corporation issues or sells, or is deemed by the express provisions of this Section 4(e)(v) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (4) below)), other than as a dividend or other distribution on any class of stock as provided for elsewhere in this Section 4(e), for an Effective Price (as defined in subsection
(4) below) less than the then effective Conversion Price, then and in each such case the then existing Conversion Rate shall be increased, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Rate by a fraction (i) the numerator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued or sold or deemed to be sold and (ii) the denominator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B)


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the number of shares of Common Stock which the aggregate consideration received
(as defined in subsection (2) below) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold would purchase at such Conversion Price. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options, warrants and convertible securities outstanding on the day immediately preceding the given date.

                        (2) For the purpose of making any adjustment required under Section 4(e)(v)(1), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (B) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (3) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that it is determined in good faith by the Board of Directors to be allocable to such Additional Share of Common Stock, Convertible Securities or rights or options.

                        (3) For the purpose of the adjustment required under
Section 4(e)(v)(1), if the Corporation issues or sell any (A) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (B) rights, warrants or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable


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to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that if in the case of Convertible Securities the amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the amounts of consideration without reference to such clauses; provided further that if the amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; provided further that if the amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased amount of consideration payable to the Corporation upon the exercise or conversion of such rights, option or convertible Securities. No further adjustment of the Conversion Rate, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock upon the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Rate as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Rate which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, where issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to conversions of the Series B Preferred Stock that took place prior to such readjustment.

                        (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(e)(v), whether or not subsequently reacquired or retired by the Corporation other than (A) shares of Common Stock issued upon conversion of the Series B Preferred Stock; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the original issue date (the "Original Issue Date") of the Series B Preferred Stock to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (D) shares of Common Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; (E) as a dividend or other distribution in connection with which an adjustment to the Conversion Price is made pursuant to Section 4(e); or (F) any shares issued, issuable or, pursuant to Section 4(e), deemed to be issued, if the holders of a majority of the Series B Preferred Stock then outstanding agree in writing that such shares shall not constitute Additional Shares of Common Stock. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(e)(v), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(e)(v), for such Additional Shares of Common Stock.

      5. Protective Provisions. So long as the Series B Preferred Stock remains outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting separately as a class:


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            (a) amend, alter, repeal, or change (including by merger or consolidation or share exchange) the rights, preferences or privileges of the Series B Preferred Stock, as provided herein or in the Certificate;

            (b) take any action that authorizes or issues, or obligates itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends or upon liquidation; provided, however, that the Corporation may issue shares of Series B Preferred Stock in an amount not to exceed the maximum number authorized by this Certificate up to, but not later than, 5:00 pm Eastern Standard Time on December 17, 2001;

            (c) take any action that reclassifies any outstanding shares of equity securities, including any security convertible into or exercisable for any such equity security, into shares having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends or upon liquidation;

            (d) effect any amendment of the Certificate or bylaws;

            (e) effect the redemption or repurchase of any outstanding equity security (other than the repurchase of restricted stock from employees upon termination of employment pursuant to the terms of stock purchase or other arrangements approved by the Board of Directors);

            (f) effect any Change in Control pursuant to one or more transactions to which the Company is a party;

            (g) increase or decrease the authorized number of members of the Board of Directors;

            (h) declare or pay any dividend to the holders of any equity security of the Corporation other than the Series B Preferred Stock;

            (i) enter into, or permit any of its subsidiaries to enter into, any transaction, agreement or arrangement with any officer or employee of the Corporation (other than a transaction, agreement or arrangement with such officer or employee that is consistent in amount, frequency and terms and conditions with the Corporation's past compensation and benefit arrangements for officers or employees), affiliate of the Corporation (other than SOFTBANK Capital Partners LP or any affiliate thereof) or any person related to or under common control with an affiliate of the Corporation;

            (j) grant stock options, restricted stock or other equity securities, or rights to acquire equity securities, of the Corporation to directors, officers, employees or consultants of the Corporation; or

            (k) incur Debt (as defined below) which, in the aggregate together with all other Debt incurred after the Original Issue Date then outstanding, exceeds $500,000. As used herein, "Debt" shall mean (i) every obligation for money borrowed, (ii) every obligation evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection


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with the acquisition of property, assets or businesses, (iii) every reimbursement obligation with respect to letters of credit, bankers' acceptances or similar facilities, (iv) every obligation issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation (as defined below), (vi) every obligation to pay rent or other payment amounts with respect to any sale and lease-back transaction and
(vii) every obligation to the type referred to in clauses (i) through (vi) of another entity the payment of which the Corporation or any of its subsidiaries has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. As used herein, "Capital Lease Obligation" means the obligation to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet in accordance with generally accepted accounting principles.

      6. Put Option.

            (a) Put Option. In the event that the Stockholder Approval has not occurred on or prior to 120 calendar days after the closing of the purchase of the Series B Preferred Stock, each holder of Series B Preferred Stock shall have the right at any time to require the Corporation to buy all or any portion, as determined in the sole discretion of such holder, of the Series B Preferred Stock held by such holder at the time of exercise of such right (the "Put Option") subject to the Corporation having legally available funds for such purchase.

            (b) Consideration for the Put Option. Upon exercise of the Put Option, a holder of Series B Preferred Stock shall be entitled to receive an amount equal to the Original Issue Price multiplied by the number of shares of Series B Preferred Stock set forth in the Notice of Put Option Exercise.

            (c) Procedure for Exercise of Put Option. Each holder of Series B Preferred Stock may exercise the Put Option granted hereunder by delivering to the Corporation a notice that includes the name of such holder and the number of shares of Series B Preferred Stock to be subject to the exercise of the Put Option (the "Notice of Put Option Exercise"). After the Corporation receives the Notice of Put Option Exercise, the Corporation and the holder shall use their best efforts to close the purchase and sale as promptly as practicable subject to the Corporation having legally available funds for such purchase.

      7. Right of First Refusal.

            (a) Subsequent Offerings. Each holder of Series B Preferred Stock shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Corporation may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 7(d) hereof. Each such holder's pro rata share is equal to the ratio of (a) the number of shares of the Corporation's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such holder is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Corporation' s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares and upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "Equity Securities"


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shall mean (i) any Common Stock, Preferred Stock or other security of the
Corporation, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

            (b) Exercise or Rights. If the Corporation proposes to issue any Equity Securities, it shall give each holder of Series B Preferred Stock written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Corporation proposes to issue the same. Each such holder shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Corporation and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Corporation shall not be required to offer or sell such Equity Securities to any such holder who would cause the Corporation to be in violation of applicable federal securities laws by virtue of such offer or sale.

            (c) Waiver of Rights of First Refusal. Notwithstanding anything herein to the contrary, the rights of first refusal established by this Section 7 may be amended, or any provision waived only with the written consent of the holders of Series B Preferred Stock holding a majority of the then outstanding Series B Preferred Stock.

            (d) Excluded Securities. The rights of first refusal established by this Section 7 shall have no application to Equity Securities issued in a transaction set forth in clauses (A) through (F) of Section 4(e)(v)(4) hereof.


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      IN WITNESS WHEREOF, PeoplePC Inc. has caused this Certificate to be duly executed by its President on this 14th day of December 2001.


                               PEOPLEPC INC.

                               By:  /s/  NICK GROUF
                               -------------------------------------------------
                                    Nick Grouf
                                    President